UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):       June 20, 2013

ITRONICS INC.

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                                                           Texas                                              33-18582                                  75-2198369

                                        (State or other jurisdiction                              (Commission File                           (IRS Employer

                                                  of incorporation)                                        Number)                               Identification No.)

6490 So. McCarran Boulevard, Building C, Suite 23 Reno, Nevada          89509

                      (Address of Principal Executive Offices)                             Zip Code

Registrant’s telephone number, including area code: (775) 689-7696

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Securities

On June 20, 2013 a consultant of the Company converted $95,000 of fees from prior years into restricted common stock. The conversion was at $0.1917 per share, for a total of 495,566 restricted common shares. The conversion price is computed as the volume weighted average trading price of the stock for the 10 trading days prior to the conversion date. In addition, the consultant received a three year warrant to acquire 247,783 restricted common shares at $0.2396 per share. The conversion terms and the warrant are under the same terms as is presently being offered to accredited investors in a Private Placement of Common Stock to raise $500,000.

On June 21, 2013 Dr. John W. Whitney, our President, converted $50,024 in cash loans into restricted common stock of the Company. Dr. Whitney loaned the funds in 2012 and 2013. The conversion was at $0.1924 per share, for a total of 260,000 restricted common shares. The conversion price is computed as the volume weighted average trading price of the stock for the 10 trading days prior to the conversion date. In addition, Dr. Whitney received a three year warrant to acquire 130,000 restricted common shares at $0.24 per share. The conversion terms and the warrant are under the same terms as is presently being offered to accredited investors in a Private Placement of Common Stock to raise $500,000.

Beginning with the fourth quarter of 2009, the Company has three option programs for employees and certain consultants. The first is for employees and consultants who have deferred a portion or all of their cash compensation, loaned cash to the Company and its subsidiaries, or have deferred the interest earned on deferred compensation. The number of restricted common shares underlying the option grants is 10% of the incremental increase in deferred compensation, loans, or deferred interest from quarter to quarter. These options have a ten year term and are exercisable at $0.20 per share and have a cashless exercise provision.

The second option category is an incentive option for certain members of the management team to pursue equity or convertible debt funding for the Company. The option grants apply to private placements for cash and conversion into common stock of convertible notes issued for cash. The number of common shares underlying the grants is a specified percentage of the shares issued in private placements for cash or upon conversion of convertible notes by non-employee, non-consultant investors. The respective percentages are Dr. John W. Whitney, President, 20%; Michael C. Horsley, Controller, 5%; Howland S. Green, Director, 1%; Gregory S. Skinner, Secretary, 1%. These options have a ten year term. The exercise price of the options is equal to the private placement or note conversion price for each transaction. The total compensation value under this program is capped at $1 million per year per person. Compensation value is defined as the estimated fair value of the options as calculated and expensed for financial reporting purposes.

The third option category is for compensation purposes. Option or warrant terms are negotiated with individual employees or consultants.

The below table summarizes by category the options and warrants granted from the fourth quarter of 2012 through the first quarter of 2013.

		Number of Options and Warrants Granted Based On:
		Category 1	Category 2	Category 3
		Deferred Salary,	Management	Negotiated	Combined
	Position	Loans and Interest	Options	Options/Warrants	Total
John W. Whitney	President	27,636	-	-	27,636
Michael Horsley	Controller	8,670	-	-	8,670
Howland S. Green	Director	-	-	-	-
Gregory S. Skinner	Secretary	-	-	-	-
7 other employees
and consultants	Various	24,837	-	-	24,837

Totals		61,143	-	-	61,143

All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Itronics Inc. or executive officers of Itronics Inc., and transfer was restricted by Itronics Inc. in accordance with the requirements of the Securities Act. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

After issuance of the restricted common shares described above, there will be 8,537,621 common shares issued and outstanding, of which Dr. Whitney owns 3,543,029 shares, or 41.5%.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITRONICS INC.

(Registrant)

Date: June 28 2013                                                                                          By: /S/ John W. Whitney

                                                                                                                            John W. Whitney

                                                                                                                            President, Treasurer and Director

                                                                                                                            (Principal Executive and Financial

                                                                                                                            Officer)